Exhibit 23.1


            Consent of Registered Independent Public Accounting Firm

We have issued our reports dated May 26, 2006, accompanying the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Capital Southwest Corporation and subsidiaries on Form 10-K for the year ended March 31, 2006 which are incorporated by reference in the March 31, 2006 Annual Report on Form 10-K of this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in the Registration Statement of Capital Southwest Corporation and subsidiaries on Form S-8 (File No. 33-43881).

/s/ GRANT THORNTON LLP


May 26, 2006
Dallas, Texas